Chapman and Cutler LLP	111 West Monroe Street
Chicago, Illinois 60603

November 6, 2013

First Trust Portfolios L.P.

120 East Liberty Drive

Suite 400

Wheaton, Illinois 60187

Re: FT 4484

Gentlemen:

We have served as counsel for First Trust Portfolios L.P., as Sponsor and Depositor of FT 4484 in connection with the preparation, execution and delivery of a Trust Agreement and a Standard Terms and Conditions of Trust, each dated November 6, 2013 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator and Portfolio Supervisor, and FTP Services LLC as FTPS Unit Servicing Agent, pursuant to which the Depositor has delivered to and deposited the Securities listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement and Standard Terms and Conditions of Trust.

In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

1. the execution and delivery of the Trust Agreement and Standard Terms and Conditions of Trust and the issuance of Units in the Fund have been duly authorized; and

2. the Units in the Fund when duly issued and delivered by the Trustee in accordance with the aforementioned Trust Agreement and Standard Terms and Conditions of Trust, will constitute valid and binding obligations of the Fund and the Depositor and such Units, when issued and delivered in accordance with the Trust Agreement and Standard Terms and Conditions of Trust against payment of the consideration set forth in the Trust prospectus, will be validly issued, fully paid and non-assessable.

 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-191558) relating to the Units referred to above, to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

Respectfully submitted,

CHAPMAN AND CUTLER LLP

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